SCHEDULE 14A
(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

IMMERSION CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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April 29, 2003

TO THE STOCKHOLDERS OF IMMERSION CORPORATION

Dear Stockholder:

      You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Immersion Corporation (the “Company”), which will be held at the Silicon Valley Convention Center, 2161 North First Street, San Jose, California 95131, on Tuesday, June 3, 2003, at 9:30 a.m. California time.

      Details of the business to be conducted at the Annual Meeting are given in the attached Proxy Statement and Notice of Annual Meeting of Stockholders. In addition to conducting the business affairs of the Company, we will demonstrate several of the leading applications of Immersion’s haptic technology.

      It is important that your shares be represented and voted at the Annual Meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. Returning the proxy does NOT deprive you of your right to attend the Annual Meeting. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

      On behalf of the Board of Directors, I would like to express our appreciation for your continued support for and interest in the affairs of the Company. We look forward to seeing you at the Annual Meeting.

Sincerely,

VICTOR VIEGAS
President, Chief Executive Officer, Chief Financial
Officer and Director

IMMERSION CORPORATION

801 Fox Lane
San Jose, California 95131

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 3, 2003

      The Annual Meeting of Stockholders (the “Annual Meeting”) of Immersion Corporation (the “Company”) will be held at the Silicon Valley Convention Center, 2161 North First Street, San Jose, California 95131, on Tuesday, June 3, 2003, at 9:30 a.m. for the following purposes:

1. To elect three (3) Class I directors to hold office for a three-year term and until their respective successors are elected and qualified;

2. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent public accountants for the fiscal year ending December 31, 2003;

3. To approve certain provisions of the 1997 Stock Option Plan in order to preserve our ability to deduct in full certain plan-related compensation under Section 162(m) of the Internal Revenue Code; and

4. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

      The foregoing items of business are more fully described in the attached Proxy Statement.

      Only stockholders of record at the close of business on April 15, 2003 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. A list of such stockholders will be available for inspection by any stockholder, for any purpose relating to the meeting, at the Company’s headquarters located at 801 Fox Lane, San Jose, California 95131 during ordinary business hours for the ten-day period prior to the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

VICTOR VIEGAS
President, Chief Executive Officer, Chief Financial
Officer and Director

San Jose, California

April 29, 2003

IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COM-
PLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE
ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY
TIME PRIOR TO THE ANNUAL MEETING. IF YOU DECIDE TO ATTEND THE ANNUAL
MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATI-
CALLY BY VOTING IN PERSON AT THE MEETING.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS To Be Held June 3, 2003
PURPOSE OF MEETING
VOTING RIGHTS AND SOLICITATION OF PROXIES
PROPOSAL NO. 1 ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION AND RELATED INFORMATION
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES
EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL ARRANGEMENTS
AUDIT COMMITTEE REPORT
COMPENSATION COMMITTEE REPORT
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
STOCK PERFORMANCE GRAPH
PROPOSAL NO. 2
RATIFICATION OF INDEPENDENT ACCOUNTANTS
PROPOSAL NO. 3
APPROVAL OF CERTAIN PROVISIONS OF AMENDED 1997 STOCK OPTION PLAN
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING
OTHER MATTERS

IMMERSION CORPORATION

801 Fox Lane
San Jose, California 95131

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 3, 2003

      These proxy materials are furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Immersion Corporation, a Delaware corporation, for the Annual Meeting of Stockholders to be held at the Silicon Valley Convention Center, 2161 North First Street, San Jose, California 95131, on Tuesday, June 3, 2003, at 9:30 a.m. California time, and at any adjournment or postponement of the Annual Meeting. These proxy materials were first mailed to stockholders on or about April 29, 2003.

PURPOSE OF MEETING

      The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders. Each proposal is described in more detail in this Proxy Statement.

VOTING RIGHTS AND SOLICITATION OF PROXIES

      The Company’s Common Stock is the only type of security entitled to vote at the Annual Meeting. On April 15, 2003, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were 20,147,196 shares of Common Stock outstanding. Each stockholder of record on April 15, 2003 is entitled to one vote for each share of Common Stock held by such stockholder on April 15, 2003. Shares of Common Stock may not be voted cumulatively in the election of directors. All votes will be tabulated by the inspector of elections appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions, and broker non-votes.

Quorum Required

      The Company’s bylaws provide that the holders of a majority of the Company’s Common Stock issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum.

Votes Required

      Generally, stockholder approval of a matter, other than the election of directors, requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the matter. Directors are elected by a plurality of the votes of the shares present in person or by proxy and entitled to vote on the election of directors. Shares voted to abstain on a matter will be treated as entitled to vote on the matter and will thus have the same effect as “no” votes. Broker non-votes are not counted as entitled to vote on a matter in determining the number of affirmative votes required for approval of the matter, but are counted as present for quorum purposes. The term “broker non-votes” refers to shares held by a broker in street name, which are present by proxy but are not voted on a matter pursuant to rules prohibiting brokers from voting on non-routine matters without instructions from the beneficial owner of the shares. The election of directors, the ratification of the appointment of independent public accountants and the approval of an amendment to a stock option plan in order to preserve the ability to deduct in full certain plan-related compensation under

Section 162(m) of the Internal Revenue Code. are generally considered to be routine matters on which brokers may vote without instructions from beneficial owners.

Proxies

      Whether or not you are able to attend the Company’s Annual Meeting, you are urged to complete and return the enclosed proxy, which is solicited by the Company’s Board of Directors and which will be voted as you direct on your proxy when properly completed. In the event no directions are specified, such proxies will be voted as follows: (i) FOR Proposal No. 1, the election of the Board nominees named in this Proxy Statement or otherwise nominated as described in this Proxy Statement; (ii) FOR Proposal No. 2, the ratification of the Company’s independent public accounts; (iii) FOR Proposal No. 3, to approve certain provisions of the 1997 Stock Option Plan in order to preserve the Company’s ability to deduct in full certain plan-related compensation under Section 162(m) of the Internal Revenue Code; and (iv) in the discretion of the proxy holders as to other matters that may properly come before the Annual Meeting. You may also revoke or change your proxy at any time before the Annual Meeting. To do this, send a written notice of revocation or another signed proxy with a later date before the beginning of the Annual Meeting to Victor Viegas, President, Chief Executive Officer, Chief Financial Officer, and Director of the Company, at the Company’s principal executive offices. You may also automatically revoke your proxy by attending the Annual Meeting and voting in person. All shares represented by a valid proxy received prior to the Annual Meeting will be voted.

Solicitation of Proxies

      The cost of solicitation of proxies will be borne by the Company, and in addition to soliciting stockholders by mail through its regular employees, the Company may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have stock of the Company registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Company may also be made of some stockholders in person or by mail or telephone following the original solicitation.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

      Pursuant to the Company’s Amended Certificate of Incorporation (the “Certificate of Incorporation”), the Company’s Board is divided into three classes — Class I, II and III directors. Each director is elected for a three-year term of office, with one class of directors being elected at each annual meeting of stockholders. Each director holds office until his successor is elected and qualified or until his earlier death, resignation or removal. In accordance with the Certificate of Incorporation, Class I directors are to be elected at the 2003 Annual Meeting, Class II directors are to be elected at the annual meeting in 2004 and a Class III director is to be elected at the annual meeting in 2005.

      Three Class I directors are to be elected to the Board at the 2003 Annual Meeting, to serve until the annual meeting of stockholders to be held in 2006 and until their successors have been elected and qualified, or until their earlier death, resignation or removal.

Nominees

      The nominees for election as the Class I Directors are Steven Blank, Jack Saltich and Victor Viegas. The nominees are presently serving as directors of the Company and Victor Viegas also serves as the Company’s President, Chief Executive Officer and Chief Financial Officer. Shares represented by all proxies received by the Board and not so marked as to withhold authority to vote for Messrs. Blank, Saltich and Viegas (by writing Mr. Blank’s, Mr. Saltich’s and/or Mr. Viegas’ name where indicated on the proxy) will be voted (unless Mr. Blank, Mr. Saltich and/or Mr. Viegas is unable or unwilling to serve) FOR the election of Mr. Blank, Mr. Saltich and Mr. Viegas. The Board knows of no reason why Mr. Blank, Mr. Saltich and/or

Mr. Viegas would be unable or unwilling to serve, but if such should be the case, proxies may be voted for the election of another nominee(s) of the Board.

      The information below sets forth the current members of the Board of Directors, including the nominees for Class I Directors:

		Class of		Director
Name	Age	Director	Principal Occupation	Since

Steven Blank	49	I	Private Investor	1996
Jack Saltich	59	I	President, Chief Executive Officer, Director, Three Five Systems, Inc.	2002
Victor Viegas	46	I	President, Chief Executive Officer, Chief Financial Officer, Immersion Corporation	2002
John Hodgman	48	III	Chief Executive Officer, Chairman, Cygnus, Inc.	2002
Jonathan Rubinstein	46	II	Senior Vice President of Hardware Engineering, Apple Computer, Inc.	1999
Robert Van Naarden	56	II	Chief Executive Officer, AuthentiDate, Inc.	2002

Nominees to Serve as Directors for a Term Expiring at the 2006 Annual Meeting of Stockholders (Class I Directors):

Steven Blank

      Mr. Blank has served as a member of the Board since October 1996. From November 1996, until August 1999, Mr. Blank served as Executive Vice President of Marketing for E.piphany, an enterprise software company that Mr. Blank co-founded. From February 1993 to October 1996, Mr. Blank served as Chief Executive Officer of Rocket Science Games, a video game software company. From February 1990 to January 1993, Mr. Blank served as Vice President of Marketing of SuperMac, a supplier of Macintosh peripherals. Since April 2002, Mr. Blank has served as a director of Macrovision Corporation, a company that develops and licenses rights management and copy protection technologies.

Jack Saltich

      Mr. Saltich has served as a member of the Board since January 2002. Since July 1999, Mr. Saltich has served as the President, Chief Executive Officer and a Director of Three-Five Systems Inc., a technology company specializing in the design, development and manufacturing of custom displays and display systems employing liquid crystal display (LCD) and liquid crystal on silicon (LCoSTM) microdisplay technology. From April 1996 until August 1999, Mr. Saltich served as Vice-President and General Manager of Advanced Micro Device’s European Center in Dresden Germany, and from 1993 until 1996 he was responsible for establishing AMD’s first 200 mm wafer manufacturing facility. Mr. Saltich received both a B.S. and an M.S. in electrical engineering from the University of Illinois. In 2002, Mr. Saltich was awarded an honorary Ph.D. from the University of Illinois. He also completed all course work towards a Doctorate in electrical engineering at Arizona State University.

Victor Viegas

      Mr. Viegas has served as a member of the Board since October 23, 2002. Mr. Viegas has served as the Company’s Chief Executive Officer, Chief Financial Officer, President and Director since October 2002, having served as President, Chief Financial Officer and Chief Operating Officer from February 2002. From August 1999 until February 2002, Mr. Viegas served as the Company’s Chief Financial Officer and Vice President, Finance. From June 1996 to August 1999, he served as Vice President, Finance and Administration and Chief Financial Officer of Macrovision Corporation, a developer and licensor of video and software copy protection technologies. From October 1986 to June 1996, he served as Vice President of Finance and Chief Financial Officer of Balco Incorporated, a manufacturer of advanced automotive service equipment. He holds a B.S. in Accounting and a M.B.A. from Santa Clara University. Mr. Viegas is also a Certified Public Accountant in the State of California.

Director Serving for a Term Expiring at the 2005 Annual Meeting of Stockholders (Class III Director):

John Hodgman

      Mr. Hodgman has served as a member of the Board since January 2002. Mr. Hodgman is the Chief Executive Officer, President, and Chairman of the Board of Cygnus, Inc., a medical company focused on the development, manufacturing and commercialization of new and improved glucose monitoring devices. He also served as President of Cygnus Diagnostics where he was responsible for the commercialization efforts for the GlucoWatch monitor, which recently received FDA clearance. He joined Cygnus in August 1994 as Vice President, Finance and Chief Financial Officer. Mr. Hodgman holds a B.S. degree from Brigham Young University and an M.B.A. degree from the University of Utah.

Directors Serving for a Term Expiring at the 2004 Annual Meeting of Stockholders (Class II Directors):

Jonathan Rubinstein

      Mr. Rubinstein has served as a member of the Board since October 1999. Since February 1997, Mr. Rubinstein has served as Senior Vice President of Hardware Engineering at Apple Computer, Inc., a personal computer company. From August 1993 to August 1996, Mr. Rubinstein was Executive Vice President and Chief Operating Officer of Fire Power Systems, a developer and manufacturer of Power PC-based computer systems. Mr. Rubinstein received a B.S. and an M.S. in electrical engineering from Cornell University and an M.S. in computer science from Colorado State University.

Robert Van Naarden

      Mr. Van Naarden has served as a member of the Board since October 23, 2002. Since July 2000, Mr. Van Naarden has served as the President and Chief Executive Officer of AuthentiDate, Inc., a software services business start-up. From August 1996 to July 2000, Mr. Van Naarden was the Vice President, Sales, Marketing and Professional Services of Sensar, Inc., a developer and supplier of iris identification products and services for the banking industry. Mr. Van Naarden received a B.S. in physics and a B.S. in electrical engineering from the University of Pittsburgh and a M.S. in electrical engineering/ computer science from Northeastern University.

Vote Required

      If a quorum is present and voting, the three nominations for Class I director receiving the highest number of votes will be elected as Class I directors. Abstentions and broker non-votes have no effect on the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE

“FOR” THE CLASS I DIRECTOR NOMINEES LISTED HEREIN.

Board of Directors Meetings and Committees

      During the year ended December 31, 2002, the Board held seven meetings. Each of the current directors attended at least 75% of the total number of meetings of the Board and meetings held by all committees of the Board on which each such director served during the year. The Board has a standing Audit Committee, Compensation Committee, Executive Committee and Nomination/ Governance Committee.

Audit Committee

      The Audit Committee met six times in 2002. The Audit Committee reviews with the Company’s independent public accountants the scope and timing of its audit services and any other services that the auditor is asked to perform, the auditor’s report on the Company’s consolidated financial statements following completion of its audit, and the Company’s policies and procedures with respect to internal accounting and financial controls. In addition, the Audit Committee makes annual recommendations to the Board regarding the appointment of the independent public accountants for the upcoming year. The members of the Audit Committee are Messrs. Blank, Hodgman and Saltich.

Compensation Committee

      The Compensation Committee met three times in 2002. The Compensation Committee reviews and approves the compensation of the Company’s executives and administers the Company’s stock plans. The members of the Compensation Committee are Messrs. Blank and Rubinstein.

Executive Committee

      The Executive Committee did not meet during 2002. The Executive Committee exercises certain powers of the Board during intervals between meetings of the Board. The members of the Executive Committee during 2002 were Messrs. Blank and Rubinstein, and O’Malley. As a result of his resignation from the Board of Directors effective February 1, 2003, Mr. O’Malley ceased to be a member of the Executive Committee.

Nomination/ Governance Committee

      The Nomination/ Governance committee met two times in 2002. The purpose of this committee is to recommend candidates for Board positions to the Board of Directors for consideration. In addition, this committee periodically reviews policies of the Company and the compliance of senior executives of the Company with respect to these policies. The members of the Nomination/ Governance committee during 2002 were Messrs. Blank, Hodgman, O’Malley, Rubinstein and Saltich. As a result of his resignation from the Board of Directors effective February 1, 2003, Mr. O’Malley ceased to be a member of the Nomination/ Governance committee.

Director Compensation

      Directors who are not employees of Immersion receive $2,500 for attending the quarterly Board meetings. Directors are also entitled to reimbursement of reasonable travel expenses associated with Board and Committee meetings. In addition each non-employee director of the Company is granted an option to purchase 40,000 shares of common stock under the Company’s 1997 Stock Option Plan on the date the director first becomes a member of the Board. Non-employee Board members also receive annual option grants to purchase 10,000 shares of the Company’s common stock. Subject to continued service to the Company, options granted to directors vest as to 25% of the shares on the first anniversary of their grant date, with the remaining portion vesting as to 2.083% per month thereafter.

      In 2002, the Company granted options to purchase the Company’s common stock to its directors. The options granted to Mr. O’Malley and Mr. Viegas, each of whom were the Company’s employee directors at the time of the grant, are described in the Summary Compensation Table. The options granted to Messrs. Blank, Hodgman, Rubinstein, Saltich and Van Naarden, the non-employee directors of the Company, are described in the following table.

		Shares	Exercise
	Date	Subject	Price
	of Grant	to Option	Per Share

Steven Blank	07/24/02	10,000	$1.20
John Hodgman	02/15/02	40,000	$2.35
	07/24/02	10,000	$1.20
Jonathan Rubinstein	07/24/02	10,000	$1.20
Jack Saltich	02/15/02	40,000	$2.35
	07/24/02	10,000	$1.20
Robert Van Naarden	10/23/02	40,000	$1.76

EXECUTIVE COMPENSATION AND RELATED INFORMATION

      The following table presents information concerning compensation earned during the years ended December 31, 2002, 2001 and 2000 by each person who served as the Company’s chief executive officer in 2002, the Company’s three other most highly compensated executive officers in 2002, and two former executive officers of the Company who would have been among the four most highly compensated executive officers of the Company but for the fact that they were no longer employed by the Company as of December, 2002 (collectively, the “Named Executive Officers”). In accordance with the rules of the Securities and Exchange Commission (the “SEC”), the compensation described in this table does not include perquisites and other personal benefits received by these executive officers that do not exceed the lesser of $50,000 or 10% of the total salary and bonus reported for these officers.

Summary Compensation Table

					Long Term Compensation

		Annual Compensation			Restricted		Securities
	Fiscal				Stock		Underlying	Other
Name & Principal Position	Year	Salary	Bonus(1)		Awards(2)		Options	Compensation

Victor Viegas	2002	$163,440	—		—		50,000	—
President, Chief Executive	2001	$153,709	—		—		133,600	—
Officer and Chief Financial	2000	$150,206	$18,750		—		—	—
Officer(3)
Dean Chang, Ph.D.	2002	$128,730	$2,500		—		20,000	$17,000 (4)
Chief Technology Officer,	2001	$116,765	$11,000		—		16,000	—
Vice President Technology	2000	$116,471	$7,000		—		—	—
Adoption and Partner Services
Richard Stacey	2002	$168,591	$5,000		—		125,000	—
Vice President and General	2001	$146,635	$18,751		—		13,700	—
Manager, Immersion	2000	$153,174	$32,020		—		20,457	—
Medical, Inc.
Former Executive Officers:
Robert O’Malley	2002	$207,139	—		—		75,000	—
Former Chairman and Chief	2001	$216,593	$150,000	(6)	—		15,000	—
Executive Officer(5)	2000	$42,244	—		—		500,000	—
J. Stuart Mitchell	2002	$184,423	—		—		20,000	—
Former Executive Vice	2001	$168,708	$26,030		—		15,000	—
President, Business	2000	$151,287	$114,193		—		100,000	—
Groups(7)
Rodney Hilton	2002	$322,944	$440,000	(9)	—		50,000	—
Former President,	2001	$185,286	$235,832	(10)	—		130,000	—
Immersion Medical, Inc.(8)	2000	$151,879	$20,000		$582,258	(11)	17,280	—

(1)	Bonuses are reported in the year earned, even if actually paid in a subsequent year.

(2)	All figures in this column represent the value of restricted awards at the date of grant.

(3)	Mr. Viegas was appointed Chief Executive Officer in October 2002.

(4)	Represents tuition reimbursement earned by Dr. Chang in 2002.

(5)	Mr. O’Malley was appointed President and Chief Executive Officer in October 2000. Mr. O’Malley did not earn any compensation from the Company prior to October 2000. Mr. O’Malley and the Company agreed to terminate his employment as Chief Executive Officer effective October 23, 2002. Mr. O’Malley remained a full-time employee of the Company until December 31, 2002. Mr. O’Malley and the Company agreed to terminate his position as Chairman effective February 1, 2003. See “Employment Contracts and Change in Control Arrangements.”

(6)	Represents relocation bonus earned by Mr. O’Malley in 2001 as part of the employment agreement Mr. O’Malley entered into with the Company in October 2000.

(7)	Mr. Mitchell and the Company agreed to terminate his employment as Executive Vice President, Business Groups effective October 31, 2002.

(8)	Mr. Hilton and the Company agreed to terminate his employment as President of Immersion Medical effective April 19, 2002.

(9)	Represents a bonus earned by Mr. Hilton in 2002 as part of his employment agreement entered into with the Company in August 2001.

(10)	Represents amounts paid to Mr. Hilton in connection with the Company’s integration of Immersion Medical and the subsequent management of its operations.

(11)	Represents 37,565 shares of restricted common stock awarded on September 29, 2000, with a fair market value $15.50 per share on the date of grant. These shares had a value of $43,951 as of December 31, 2002. All 37,565 shares vested on February 13, 2001.

Option Grants in Fiscal Year Ended December 31, 2002

      The following table presents information with respect to stock options granted during the fiscal year ended December 31, 2002 to the Named Executive Officers.

Stock Option Grants in the Last Fiscal Year

	No. of	Percent of			Potential Realizable Value
	Securities	Total Options			at Assumed Annual Rates
	Underlying	Granted to			of Stock Appreciation for
	Options	Employees	Exercise		Option Term(2)
	Granted	During	Price	Expiration
Name	(#)(1)	Period(%)	($/Share)	Date	5%	10%

Victor Viegas	50,000	1.72	$2.35	02/15/12	$73,832	$187,105
Dean Chang, Ph.D.	20,000	.69	$2.35	02/15/12	$29,533	$74,842
Richard Stacey	25,000	.86	$2.35	02/15/12	$36,916	$93,553
	50,000	1.72	$2.74	04/24/12	$86,159	$218,343
	50,000	1.72	$1.20	11/19/12	$37,765	$95,704
Robert O’Malley	75,000 (3)	2.58	$2.35	02/15/12	$110,748	$280,658
J. Stuart Mitchell	20,000 (4)	.69	$2.35	02/15/12	$29,533	$74,842
Rodney Hilton	50,000	1.72	$2.35	02/15/12	$73,832	$187,105

(1)	Except as noted in the footnotes below, options granted pursuant to the Company’s 1997 Stock Option Plan generally vest at a rate of 25% of the underlying shares 12 months after the date of grant, and 2.0833% monthly thereafter over the next 36 months, and have a maximum term of ten years measured from the option grant date, subject to earlier termination in the event of the optionee’s cessation of service with the Company.

(2)	The potential realizable value represents the hypothetical gains of the options granted based on assumed annual compound stock appreciation rates over the exercise price per share (before taxes). Actual gains, if any, on stock option exercises are dependent on the future performance of the Company’s Common Stock. There can be no assurance that any of the value reflected in this table will be achieved.

(3)	Effective January 1, 2003 seventy-five percent or 56,250 options immediately vested pursuant to Mr. O’Malley’s employment agreement entered into with the Company in November 2001. The options will remain exercisable until August 1, 2003 pursuant to the January 2003 amendment to his November 2001 employment agreement.

(4)	Effective November 1, 2002 this option became fully vested and will remain exercisable until October 31, 2003 pursuant to the separation agreement entered into between Mr. Mitchell and the Company in October 2002.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR END OPTION VALUES

      There were no exercises of options by any of the Named Executive Officers during the fiscal year ended December 31, 2002. The following table presents information for the Named Executive Officers concerning the value of exercisable and unexercisable options held as of December 31, 2002 by the Named Executive Officers:

	Number of Securities		Value of Unexercised
	Underlying Options at		In-The-Money Options at
	Fiscal Year End		Fiscal Year End($)(1)

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Victor Viegas	528,650	219,850	$—	$—
Dean Chang, Ph.D.	125,463	42,626	$45,058	$—
Richard Stacey	34,975	138,039	$6,110	$—
Robert O’Malley	513,175	76,825	$—	$—
J. Stuart Mitchell	470,826	—	$—	$—
Rodney Hilton	8,384	—	$—	$—

(1)	Based on the closing price of $1.17 of the Company’s Common Stock as reported on The Nasdaq National Market System at December 31, 2002, the last day of trading of the Company’s Common Stock during fiscal year 2002, less the exercise price payable for such shares.

EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL ARRANGEMENTS

      On November 5, 2001, the Company entered into an employment agreement with Victor Viegas, President, Chief Financial Officer and Chief Operating Officer of the Company. The agreement provides for a minimum annual base salary of $200,000, as well as eligibility to receive an annual bonus based upon the achievement of certain financial and/or other performance targets established by the Board of Directors. In the event Mr. Viegas’ employment with the Company is terminated without “cause,” or if Mr. Viegas terminates his employment for “constructive reason,” Mr. Viegas shall be entitled to (i) the continuation of his base salary for a period of twelve months, (ii) the continuation of his health, dental and vision benefits for as long as he remains entitled to receive his base salary, and (iii) except with respect to a termination in connection with a change in control, 75% of Mr. Viegas’ then unvested stock and stock options shall become vested. If Mr. Viegas is terminated as result of death or disability, 24 months of his unvested stock and stock options shall vest, and in the event of disability, he shall be entitled to his base salary for a period of six months. In the event of a change in control, 75% of Mr. Viegas’ then unvested stock and stock options shall immediately vest. In the event Mr. Viegas’ employment is terminated without “cause” or for “constructive reason” during the period three months prior to a change in control, 100% of his then unvested stock and stock options shall vest in full. Effective October 23, 2002 Mr. Viegas was promoted to Chief Executive Officer.

      On November 5, 2001, the Company entered into an employment agreement with Robert O’Malley, Former Chairman and Chief Executive Officer of the Company. The agreement provided for a minimum annual base salary of $250,000, as well as eligibility to receive an annual bonus based upon the achievement of certain financial and/or other performance targets established by the Board of Directors. In the event Mr. O’Malley’s employment with the Company was terminated without “cause,” or if Mr. O’Malley terminated his employment for “constructive reason,” Mr. O’Malley would be entitled to (i) the continuation of his base salary for a period of twelve months, (ii) the continuation of his health, dental and vision benefits for as long as he remained entitled to receive his base salary, and (iii) except with respect to a termination in connection with a change in control, 75% of Mr. O’Malley’s then unvested stock and stock options would become vested. Effective October 23, 2002, Mr. O’Malley and the Company agreed to terminate his employment as Chief Executive Officer of the Company. At the Board of Director’s request Mr. O’Malley remained a full-time employee of the Company through December 31, 2002 to facilitate transition. Effective January 1, 2003, pursuant to Mr. O’Malley’s employment agreement, 75% percent of Mr. O’Malley’s unvested options became fully vested. On January 31, 2003, Mr. O’Malley’s November 5, 2001 employment agreement was amended to provide Mr. O’Malley until August 1, 2003 to exercise any vested options. Pursuant to Mr. O’Malley’s November 2001 employment agreement and amendment thereto, Mr. O’Malley’s severance of $250,000 is to be paid to Mr. O’Malley over twelve months in accordance with the Company’s regular payroll schedule beginning January 1, 2003. Effective February 1, 2003, Mr. O’Malley resigned from the Board and his position as Chairman of the Board.

      On November 5, 2001, the Company entered into an employment agreement with J. Stuart Mitchell, Former Executive Vice President of the Company’s Business Groups. The agreement provided for a minimum annual base salary of $200,000, as well as made Mr. Mitchell eligible to receive an annual bonus based upon the achievement of certain financial and/or other performance targets established by the Board of Directors. In the event Mr. Mitchell’s employment with the Company is terminated without “cause,” or if Mr. Mitchell terminated his employment for “constructive reason,” Mr. Mitchell would be entitled to (i) the continuation of his base salary for a period of six months, (ii) the continuation of his health, dental and vision benefits for as long as he remained entitled to receive his base salary, and (iii) except with respect to a termination in connection with a change in control, an additional 12 months of Mr. Mitchell’s then unvested stock and stock options would become vested. Effective October 31, 2002, Mr. Mitchell and the Company agreed to terminate his employment as Executive Vice President, Business Groups. On October 31, 2002, Mr. Mitchell and the Company entered into a separation agreement which provided Mr. Mitchell with severance of six months base compensation to be paid in bi-weekly installments and an additional twelve months vesting of his then unvested stock options pursuant to his November 2001 employment agreement. In addition, two options grants totaling 20,000 shares of the Company’s Common Stock became fully vested on November 1, 2002 and will remain exercisable until October 31, 2003.

      On August 29, 2001, the Company entered into a retention agreement with Mr. Rodney Hilton, Former President of Immersion Medical, Inc. Effective April 19, 2002, Mr. Hilton and the Company agreed to terminate his employment as President of Immersion Medical. Pursuant to the retention agreement, Mr. Hilton was entitled to a bonus payment of $220,000 on January 7, 2002 and a bonus payment of $220,000 on January 6, 2003. In addition, the Company will pay him a severance payment equal to twelve months of base salary, plus the balance of the current term expiring on September 28, 2002. Upon his termination effective April 19, 2002, the Company accelerated the contractual bonus owed to Mr. Hilton on January 6, 2003 of $220,000, and provided Mr. Hilton his severance payments of $259,890. These amounts, net of applicable taxes, paid in full any indebtedness and accrued interest Mr. Hilton owed the Company. Pursuant to the terms of the retention agreement the Company may elect to offset any amounts owed to Mr. Hilton against any indebtedness Mr. Hilton owes the Company. On August 29, 2001, the Company loaned Mr. Hilton $420,000 due on January 6, 2003 at 4% interest per annum. In March 2002, pursuant to the terms of Mr. Hilton’s retention agreement, the Company applied the net of tax amount of $138,451 from Mr. Hilton’s January 7, 2002 bonus against the principal loan balance. As of April 19, 2002, the promissory note was paid in full and the Company earned $10,436 of interest over the life of this indebtedness. Pursuant to Mr. Hilton’s stock option agreements, all unvested options were cancelled upon his termination from the Company, except 8,384 shares granted to Mr. Hilton during his term as a member of the board of directors of Immersion Medical prior to the merger. These shares will continue to vest for a period of up two years after his date of termination.

      On June 14, 1996, the Company entered into an employment agreement with Mr. Richard Stacey, Vice President and General Manager, Immersion Medical, Inc. The agreement provides for a minimum annual base salary of $123,000, as well as eligibility to receive an annual bonus based upon the achievement of certain financial and/or other performance targets established by the Board of Directors. In the event Mr. Stacey’s employment with the Company is terminated for any reason not related to Mr. Stacey’s performance, the Company will provide severance payments equal to three month’s salary to be paid in bi-weekly installments.

      The Company’s 1994 stock option plan provides that, in the event of a change in control, the Board may either arrange with the acquiring corporation that outstanding options be assumed or that equivalent options be substituted by the acquiring corporation; or provide that any unexercisable or unvested portions of the outstanding options shall be immediately exercisable and vested in full. The options terminate if they are not assumed, substituted or exercised prior to a change of control.

AUDIT COMMITTEE REPORT

      Under the guidance of a written charter adopted by the Board of Directors, the purpose of the Audit Committee is to monitor the integrity of the financial statements of the Company, oversee the independence of the Company’s independent public accountants, and recommend to the Board the selection of the independent public accountants. During fiscal 2002, the Audit Committee met six times, and discussed the interim financial information contained in each quarterly earnings announcement as well as the Quarterly Reports on Form 10-Q for the Company’s second and third quarters of fiscal 2002 with the President and Chief Financial Officer and the Vice President, Controller and the Company’s independent public accountants prior to the public release of such information. Each member of the Audit Committee meets the independence requirements of Nasdaq.

      Management is primarily responsible for the system of internal controls and the financial reporting process. The independent public accountants are responsible for expressing an opinion on the financial statements based on an audit conducted in accordance with generally accepted auditing standards. The Audit Committee is responsible for monitoring and overseeing these processes.

      In this context and in connection with the audited financial statements contained in the Company’s Annual Report on Form 10-K, the Audit Committee:

•	reviewed and discussed the audited financial statements with the Company’s management;

•	discussed with Deloitte & Touche LLP, the Company’s independent public accountants, the matters required to be discussed under Statement of Auditing Standards No. 61, Communication with Audit Committees, as amended;

•	reviewed the written disclosures and the letter from Deloitte & Touche LLP required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with the auditors, the independent public accountants’ independence, and concluded that the nonaudit services performed by Deloitte & Touche LLP are compatible with maintaining its independence;

•	based on the foregoing reviews and discussions, recommended to the Board of Directors that the audited financial statements be included in the Company’s 2002 Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed with the Securities and Exchange Commission; and

•	instructed the independent public accountants that the Committee expects to be advised if there are any subjects that require special attention.

AUDIT COMMITTEE

John Hodgman
Jack Saltich
Steven Blank

COMPENSATION COMMITTEE REPORT

      This Compensation Committee Report describes the compensation policies and rationale applied to the compensation paid to the Company’s executive officers for the fiscal year ended December 31, 2002. The Compensation Committee has the authority to administer the Company’s stock option plans, establish the level of base salary payable to the Chief Executive Officer (“CEO”) and the other executive officers of the Company and the responsibility of approving the bonus program to be in effect for the CEO and the other executive officers.

      General Compensation Policy. The Committee’s fundamental compensation policy is to align compensation with business objectives and performance, and to enable the Company to attract, retain and reward executive officers whose contributions are necessary for the long term success of the Company. Accordingly, each executive officer’s compensation package consists of: (i) base salary; (ii) annual cash bonus and (iii) long-term stock-based incentive awards. Executive bonuses for 2002 had been approved by the Compensation Committee and were based upon the Company achieving profitability in 2002. No bonuses were paid out under this plan during 2002.

      Base Salary. The base salary for each executive officer is set on the basis of personal performance, taking into account the average salary levels in effect for comparable positions with companies having total revenues similar to the Company’s. Each individual’s base pay is positioned relative to the total compensation package, including cash bonus incentives and long-term stock-based incentives.

      Cash Bonuses. An executive officer of the Company was guaranteed quarterly bonuses in accordance with the terms of his offer letter and his employment agreement with the Company. That guaranteed bonus was in effect for one year or less. In addition, certain of the Company’s executive officers are eligible for annual bonuses based on the achievement of both corporate and functional objectives, including sales targets and patent issuances. Effective as of January 2002, the Company has adopted a revised annual cash bonus program applicable to all of the Company’s executive officers that provides for the payment of bonuses based upon the Company meeting certain revenue and profit objectives. To date no bonuses have been paid out under this plan.

      Long-term Incentive Compensation. During the fiscal year ended December 31, 2002, the Committee made discretionary option grants to all of the executive officers of the Company under the Company’s 1997 Stock Option Plan based on each officer’s personal performance. Option grants were generally made at varying times and in varying amounts in the discretion of the Committee. Typically, the size of each grant was set at a level that is deemed appropriate to create a meaningful opportunity for stock ownership based upon the individual’s position with the Company, the individual’s potential for future responsibility and promotion, the individual’s performance in the recent period and the number of unvested options held by the individual at the time of the new grant. The relative weight given to each of these factors varied from individual to individual.

      Options generally vest over four years. Thus, the vesting of each option is contingent upon the executive officer’s continued employment with the Company. Accordingly, the options provided compensation to the executive officer only if he remained in the Company’s employ, and then only if the market price of the Company’s Common Stock appreciated over the option term.

      CEO Compensation. The terms of the compensation payable to Mr. Viegas and Mr. O’Malley, both of whom served in the capacity of Chief Executive Officer in fiscal 2002, were as set forth in their respective employment agreements. Mr. Viegas’ compensation as President and Chief Executive Officer was initially established pursuant to his employment agreement dated November 5, 2001, the terms of which were set by arms’ length bargaining and have been approved by the Board of Directors. Under the terms of his employment agreement, Mr. Viegas is entitled to receive a base salary of $200,000 per year, plus an annual incentive based upon the Company’s annual variable compensation plan based upon the Company exceeding certain financial targets. During February 2003, in conjunction with the Company’s annual stock option grant and as recognition of his promotion, Mr. Viegas was granted an option to purchase 500,000 shares of the Company’s common stock under the Company’s 1997 Stock Option Plan and his salary was increased to $225,000 annually. The Board of Directors increased Mr. Viegas’ compensation in consideration of his prior accomplishments, his expanded role in the Company and the compensation levels of CEOs of comparable companies. The terms of Mr. Viegas’ employment agreement are consistent with agreements in similar companies and with peer executives at Immersion. The terms of Mr. Viegas’ employment agreement are further described in the section entitled “Employment Contracts and Change In Control Arrangements.”

      Mr. O’Malley’s compensation as Chief Executive Officer, prior to the termination of his employment in that position in October 2002, was established pursuant to his employment agreement, the terms of which were set by arms length bargaining and were approved by the Board of Directors in 2001. The employment agreement entitled Mr. O’Malley to receive a base salary of $250,000 per year, plus an annual incentive based upon the Company’s annual variable compensation plan based upon the Company exceeding certain financial targets. The terms of Mr. O’Malley’s employment agreement were consistent with agreements in similar companies and with peer executives at Immersion. The terms of Mr. O’Malley’s employment agreement are further described in the section entitled “Employment Contracts and Change In Control Arrangements.”

      Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code generally disallows a corporate tax deduction for annual compensation exceeding $1 million paid to the chief executive officer or to any of the four other most highly compensated officers of a publicly held company. However, under applicable tax regulations, this deduction limit generally does not apply to compensation realized under a plan in existence prior to a company’s initial public offering until the first meeting of stockholders at which directors are to be elected, held after the close of the third calendar year following the calendar year of the initial public offering. Accordingly, we believe that compensation realized in connection with options granted under the 1997 Plan prior to the 2003 Annual Meeting will not be subject to the deduction limit. Following the 2003 Annual Meeting, compensation realized in connection with awards granted under the 1997 Plan that qualifies as performance-based compensation will be excluded from the deduction limit. For this reason, the Company is requesting that the stockholders approve at the 2003 Annual Meeting certain provisions of the 1997 Plan intended to qualify as performance-based the compensation that may be realized by the Company’s executive officers in connection with stock option awards granted under the 1997 Plan. Non-performance based compensation paid to the executive officers for the 2002 fiscal year did not exceed the $1 million limit per officer. Because it is unlikely that the cash compensation payable to any of the executive officers in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided at this time not to take any action to limit or restructure the elements of cash compensation payable to the executive officers. The Compensation Committee will reconsider this decision should the individual cash compensation of any executive officer ever approach the $1 million level.

COMPENSATION COMMITTEE

Steven Blank
Jonathan Rubinstein

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      Neither of the individuals serving on the Compensation Committee was at any time during fiscal year 2002, or at any other time, an officer or employee of the Company. No executive officer of the Company serves as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving as a member of the Board or the Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Except as described elsewhere in this Proxy Statement, including in “Executive Compensation and Related Information” above, or in “Other Transactions” below, since January 1, 2002, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which the Company is or was a party in which the amount involved exceeds $60,000 and in which any of its directors, executive officers or holders of more than 5% of the Company’s capital stock had or will have a direct or indirect material interest.

Other Transactions

Promissory Note

      On August 29, 2001, the Company loaned Mr. Rodney Hilton, President of Immersion Medical, Inc., $420,000 at 4% interest per annum, compounded quarterly, payable on January 6, 2003. In March 2002, pursuant to the terms of Mr. Hilton’s retention agreement, the Company applied the net of tax amount of $138,451 from Mr. Hilton’s January 7, 2002 bonus against the principal loan balance. Upon the termination of Mr. Hilton’s employment as President of Immersion Medical, the Company applied any amounts, net of applicable taxes, owed to Mr. Hilton pursuant to his August 29, 2001 retention agreement against the principal and accrued interest balance on the note. As of April 19, 2002, the promissory note was paid in full.

MicroScribe Agreements

      On July 1, 1997, the Company formed MicroScribe LLC (“MicroScribe”), a privately held limited liability company with two types of outstanding membership interests — class 1 membership interests and class 2 membership interests.

      In July 1997, the Company entered into an exchange agreement, a patent license agreement and an intellectual property license agreement with MicroScribe. Pursuant to the exchange agreement and the patent license agreement, the Company assigned its patents and associated intellectual property relating to three-dimensional digitizing products and the Pin-Point arm, a medical device used for image-guided biopsies whose design is based on the Company’s three-dimensional digitizing product, to MicroScribe in exchange for a worldwide, royalty-free, exclusive, irrevocable license and all of the class 1 membership interests and class 2 membership interests in MicroScribe. The Company retained the class 1 membership interest and distributed the class 2 membership interests to the stockholders of the Company at the time of the exchange agreement, on a pro rata basis.

      There are no membership interests in MicroScribe other than the class 1 and class 2 membership interests. MicroScribe has not issued any additional membership interests other than the initial issuance of the class 1 and class 2 membership interests to the Company. Accordingly, stockholders who have acquired shares of the Company after the one-time distribution do not own any membership interests in MicroScribe. The following table presents information regarding the percentage interest in MicroScribe of each director, officer and 5% stockholder who has an interest in MicroScribe and each member of the immediate family of such director, officer and 5% stockholder of the Company.

Percentage
Interest Owned
Name of Beneficial Holder	in MicroScribe

Steven Blank (Director)	1.0%
Louis Rosenberg, PhD (5% Stockholder and former officer)	25.9%
Immediate family of 5% Stockholder and former officer
Arthur and Marilynn Rosenberg	0.8%
Arthur Rosenberg	0.3%
Marilynn Rosenberg	0.2%

      MicroScribe’s sole business is the licensing of its patents and associated intellectual property to the Company. Distributable cash from its licensing activities is distributed 99% to the class 2 members and 1% to the Company, as the sole class 1 member. Pursuant to the terms of the license agreement, MicroScribe granted the Company rights to use intellectual property of MicroScribe for the development and distribution of three-dimensional digitizing products. Under the intellectual property license agreement, the Company pays MicroScribe a formula-based royalty that varies between 5% and 10% of the net receipts the Company receives from selling products incorporating MicroScribe technology. Based upon the formula-based royalty with MicroScribe, the Company recorded an expense of $132,000 in 1999, $117,000 in 2000, $167,000 in 2001 and $103,000 in 2002. The agreement, which has a term of ten years and is scheduled to expire in 2007, also provides that beginning in 2002 the royalty rate will be set at 10% for the remainder of the license term. Products for which the Company paid MicroScribe a royalty included the Company’s MicroScribe-3D digitizing product and the Pin-Point arm, a medical device used for image-guided biopsies whose design is based upon the MicroScribe-3D. The agreement also requires MicroScribe to indemnify the Company against claims that the technology it has delivered to us infringes a third party’s intellectual property rights.

      In 2002, certain disputes arose between the Company and MicroScribe regarding the Company’s relations with MicroScribe, ownership of the “MicroScribe” name and other matters. To settle the disputes, the Company and MicroScribe entered into a settlement agreement whereby the Company agreed not to pursue its claims against MicroScribe in exchange for MicroScribe granting the Company certain rights, including ownership of the MicroScribe name and the right to produce new products under that name without payment of further royalties to MicroScribe.

Cybernet Agreements

      In March 1999, the Company acquired patents and in-process technology from Cybernet Systems Corporation in exchange for 1,291,200 shares of the Company’s common stock. In addition, the Company entered into a consulting services agreement with Cybernet, under which the Company issued Cybernet a warrant to purchase 322,800 shares of Common Stock at an exercise price of $3.66 and agreed to pay Cybernet $300,000. The Company paid $150,000 of this amount in March 1999 and $75,000 of this amount in January 2000. The Company paid the remaining $75,000 to Cybernet in January 2001. In connection with this acquisition and consulting arrangement, the Company agreed to provide Cybernet with registration rights with respect to their common stock and the common stock issuable upon exercise of this warrant. As a result of these transactions, Cybernet is a holder of more than 5% of the Company’s capital stock.

Consulting Agreements

      On February 11, 2002, the Company entered into an Independent Consulting Agreement with Dr. Louis Rosenberg, the Company’s Founder and Former President and Chief Executive Officer. Pursuant to the terms of the Independent Consulting Agreement, Dr. Rosenberg would be paid $110 per hour for consulting services to the Company for a period of eighteen months based on an average of 20 hours per week. In addition, with respect to certain options to purchase shares of the Company’s common stock that were granted to Dr. Rosenberg prior to February 2002, the vesting was fully accelerated, and options to purchase 154,688 shares of the Company’s common stock were cancelled. On October 15, 2002, the Company and Dr. Rosenberg amended the Independent Consulting Agreement to reduce the number of hours worked by Dr. Rosenberg to between 5 and 10 hours per week. Additionally, options to purchase 261,327 shares of the Company’s common stock were terminated 90 days after the effective date of the Amendment. Dr. Rosenberg was paid $99,000 under the Independent Consulting Agreement, as amended, during 2002. As of April 15, 2003, Dr. Rosenberg had vested options to purchase 103,183 shares of the Company’s common stock.

Indemnification

      In addition to indemnification provisions in the Company’s bylaws, the Company has entered into agreements to indemnify its directors and executive officers. These agreements provide for indemnification of the Company’s directors and executive officers for some types of expenses, including attorney’s fees, judgments, fines and settlement amounts incurred by persons in any action or proceeding, including any action by or in the right of the Company, arising out of their services as the Company’s director or executive officer. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

STOCK PERFORMANCE GRAPH

      The graph set forth below compares the cumulative total stockholder return on the Company’s Common Stock between November 12, 1999 (the date the Company’s Common Stock commenced public trading) and December 31, 2002, with the cumulative total return of (i) the Nasdaq Stock Market Total Return Index (U.S. Companies) (the “Nasdaq Stock Market-U.S. Index”); (ii) the JP Morgan H&Q Technology Index; and (iii) the RDG Technology Composite Index, over the same period. This graph assumes the investment of $100.00 on November 12, 1999, in the Company’s Common Stock, The NASDAQ Stock Market-U.S. Index, the JP Morgan H&Q Technology Index, and the RDG Technology Composite Index, and assumes the reinvestment of dividends, if any.

      The comparisons shown in the graph below are based upon historical data and the Company cautions that the stock price performance shown in the graph below is not indicative of, nor intended to forecast, the potential future performance of the Company’s Common Stock. Information used in the graph was obtained from a source believed to be reliable, but the Company is not responsible for any errors or omissions in such information.

COMPARISON OF 37 MONTH CUMULATIVE TOTAL RETURN*

AMONG IMMERSION CORPORATION, THE NASDAQ STOCK MARKET-U.S. INDEX,
THE JP MORGAN H&Q TECHNOLOGY INDEX AND
THE RDG TECHNOLOGY COMPOSITE INDEX

Cumulative Total
Return	11/12/99	12/99	3/00	6/00	9/00	12/00	3/01	6/01	9/01	12/01	3/02	6/02	9/02	12/02

IMMERSION CORPORATION	100.00	206.04	322.15	161.07	83.22	40.35	30.54	37.58	16.64	36.18	15.57	5.58	15.57	6.28
NASDAQ STOCK MARKET-U.S. INDEX	100.00	136.77	153.64	133.61	122.96	82.34	61.45	72.42	50.25	65.32	61.89	49.33	39.58	45.15
JP MORGAN H&Q TECHNOLOGY INDEX	100.00	148.12	167.09	150.08	147.35	95.76	66.96	74.64	48.89	66.19	59.64
RDG TECHNOLOGY COMPOSITE INDEX	100.00	138.01	156.69	139.47	124.69	85.34	64.04	70.86	48.75	62.38	56.64	41.29	30.43	36.81

*	$100 invested on 11/12/99 in stock or index — including reinvestment of dividends. Fiscal year ending December 31.

      The Company effected its initial public offering on November 11, 1999 at a per share price of $12.00. The graph above, however, commences with the closing price of $18.625 per share on November 12, 1999; the date the Company’s Common Stock commenced public trading.

      Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings made by the Company under those statutes, the Audit Committee Report, the Compensation Committee Report and Stock Performance Graph are not deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT ACCOUNTANTS

      The Company is asking the stockholders to ratify the appointment of Deloitte & Touche LLP as the Company’s independent accountants for the fiscal year ending December 31, 2003. In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the appointment is ratified, the Board of Directors, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors feels that such a change would be in the Company’s and its stockholders’ best interests. Deloitte & Touche LLP has audited the Company’s financial statements since 1997. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

      Deloitte & Touche LLP has been the independent public accounting firm that audits the financial statements of the Company since 1997. In accordance with standing policy, Deloitte & Touche LLP periodically changes the personnel who work on the audit. The Company has no current consulting agreements with Deloitte and Touche.

      Aggregate fees billed to the Company for the fiscal year ended December 31, 2002 by the Company’s principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates:

Audit Fees	$0.2 million
Financial Information Systems Design and Implementation Fees	$0
All Other Fees	$0.1 million	(1)(2)

(1)	Includes fees for tax preparation, tax compliance, tax consulting and other non-audit services.

(2)	The Audit Committee has considered and determined that the provision of these services is compatible with maintaining the principal accountant’s independence.

      The Audit Committee considered whether the non-audit services rendered by Deloitte & Touche LLP were compatible with maintaining Deloitte & Touche LLP’s independence as auditor of the Company’s financial statements.

Vote Required

      Approval of this proposal requires the affirmative vote of a majority of the votes cast affirmatively or negatively on the proposal at the annual meeting of stockholders, as well as the presence of a quorum representing a majority of all outstanding shares of common stock of the Company, either in person or by proxy. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND

RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL 2.

PROPOSAL NO. 3

APPROVAL OF CERTAIN PROVISIONS OF AMENDED 1997 STOCK OPTION PLAN

      Our stockholders have previously approved the Immersion Corporation Amended 1997 Stock Option Plan (the “1997 Plan”), under which employees, consultants and members of the Board of Directors may be granted options to acquire shares of Common Stock. The stockholders now are being asked to approve certain provisions of the 1997 Plan solely for the purpose of preserving our ability to deduct in full for federal income tax purposes the compensation recognized by our executive officers in connection with certain awards that may be granted in the future under the 1997 Plan.

      Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to the chief executive officer or to any of the four other most highly compensated officers of a publicly held company. However, certain types of compensation, including performance-based compensation, are generally excluded from this limit. To enable compensation in connection with stock option awards granted following the 2003 Annual Meeting under the 1997 Plan to qualify as “performance-based” within the meaning of Section 162(m), the grant of such awards must be made by a compensation committee of the Board comprised solely of two or more “outside directors,” as defined by Section 162(m), the compensation an employee could receive in connection with such awards must be based solely on an increase in the value of the Common Stock after the date of grant, and the 1997 Plan must state the maximum number of shares for which such awards may be granted to any employee during a specified period. In addition, compensation related to such awards will qualify as performance-based only if the stockholders approve the class of employees eligible to receive such awards and the limit on the maximum number of shares for which such awards may be granted to an employee.

      The Board of Directors believes that it is in the best interests of the Company and its stockholders to continue to preserve the ability of the Company to deduct in full compensation related to stock option awards granted under the 1997 Plan. Therefore, solely for the purpose of qualifying such compensation as performance-based under Section 162(m) of the Code, the stockholders are asked to approve the following provisions of the 1997 Plan (the “Section 162(m) Qualifying Provisions”):

•	All employees of the Company or any parent or subsidiary corporation of the Company are eligible to be granted stock option awards under the 1997 Plan.

•	No participant may receive under the 1997 Plan stock option awards for more than 1,500,000 shares of Common Stock in the aggregate per calendar year, provided that this limit will be appropriately adjusted for stock splits, stock dividends and similar changes to the Company’s capital structure (the “Grant Limit”).

Summary of the 1997 Plan

      The following is a summary of the principal features of the 1997 Plan. Any stockholder who wishes to obtain a copy of the actual plan document may do so upon written request to the Company. A copy of the 1997 Plan is included as Appendix A to this Proxy Statement.

      Authorized Shares. The stockholders have previously authorized the reservation of an aggregate of 5,166,793 shares, cumulatively increased on the first day of each fiscal year of the Company beginning on and after January 1, 2001 by a number of shares equal to five percent (5%) of the number of shares of stock issued and outstanding on the last day of the preceding fiscal year. If any outstanding option expires, terminates or is canceled, or if shares acquired pursuant to an option are repurchased by the Company at their original exercise price, the expired or repurchased shares are returned to the 1997 Plan and again become available for grant. However, no more than 5,166,793 shares will be available under the 1997 Plan for issuance upon the exercise of incentive stock options, as defined in Section 422 of the Internal Revenue Code, regardless of whether any of such shares are subsequently repurchased. Appropriate adjustments will be made to the number of shares reserved under the 1997 Plan, the share limit affecting incentive stock options, the proposed Grant Limit and the number of shares and exercise price under each outstanding option in the event of any stock dividend, stock split, reverse stock split, recapitalization or similar change in our capital structure. As of April 15, 2003, options to purchase 217,957 shares of common stock granted pursuant to the 1997 Plan had been exercised, there were 5,647,687 options outstanding, and there were 953,312 shares of common stock available for future grants under the 1997 Plan.

      Grant Limit. In order to preserve the Company’s ability to deduct compensation related to options granted under the 1997 Plan, the Board has amended the 1997 Plan, subject to stockholder approval, to provide that no employee or prospective employee may be granted options for more than 1,500,000 shares in any fiscal year. This Grant Limit is intended to permit compensation received by certain executive officers in connection with options granted under the plan to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. Performance-based compensation is not counted toward the limit on the amount of executive compensation that public companies are permitted to deduct for federal income tax purposes under Section 162(m).

      Administration. The 1997 Plan will be administered by the Board of Directors or a committee of the Board, which, in the case of options intended to qualify for performance-based compensation treatment under Section 162(m), must be comprised solely of two or more “outside directors” within the meaning of Section 162(m). (For purposes of this discussion, the term “Board” refers to either the Board of Directors or such committee.) Subject to the provisions of the 1997 Plan, the Board will determine the persons to whom options are to be granted, the number of shares to be covered by each option, whether an option is to be an incentive stock option or a nonstatutory stock option, the timing and terms of exercisability and vesting of each option, the purchase price and the type of consideration to be paid to upon the exercise of each option, the time of expiration of each option, and all other terms and conditions of the options. The Board may amend or cancel any option, waive any restrictions or conditions applicable to any option, and accelerate, extend or defer the exercisability or vesting of any option. The Board has the authority to interpret the provisions of the 1997 Plan and options granted thereunder, and any such interpretation by the Board will be binding.

      Eligibility. Options may be granted under the 1997 Plan to employees, directors and consultants of the Company or any parent or subsidiary of the Company. In addition, options may be granted to prospective service providers in connection with written offers of employment, provided that no option may be exercised prior to such person’s commencement of service. As of April 15, 2003, we had approximately 129 employees, including 4 executive officers and 5 directors who would be eligible under the 1997 Plan. While any eligible person may be granted nonstatutory stock options, only employees may be granted incentive stock options.

      Terms and Conditions of Options. Each option granted under the 1997 Plan will be evidenced by a written agreement between the Company and the optionee, specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the 1997 Plan. Incentive stock options must have an exercise price that is not less than the fair market value of a share of our Common Stock on the date of grant, while nonstatutory stock options must have an exercise price that is not less than 85% of such fair market value. However, any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary of the Company (a “10% Stockholder”) must have an exercise price equal to at least 110% of the fair market value of a share of Common Stock on the date of grant. The closing price of our Common Stock as reported on the Nasdaq National Market on April 15, 2003 was $1.18 per share.

      The 1997 Plan provides that the option exercise price may be paid in cash, by check, by means of a promissory note for the amount in excess of the par value of the stock purchased if the optionee is an employee, by the assignment of the proceeds of a sale or loan with respect to some or all of the shares being acquired upon the exercise of the option, by tender, to the extent legally permitted, of shares of Common Stock owned by the optionee having a fair market value not less than the exercise price, or by such other lawful consideration as may be approved by the Board. No option may be exercised unless the optionee has made adequate provision for federal, state, local and foreign taxes, if any, relating to the exercise of the option, including, if permitted by the Company, through the optionee’s surrender of a portion of the option shares to the Company.

      Options will become vested and exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as may be specified by the Board. The maximum term of an option granted under the 1997 Plan is 10 years, provided that an incentive stock option granted to a 10% Stockholder must have a term not exceeding five years.

      Stock options are not transferable by the optionee other than by will or by the laws of descent and distribution, and are exercisable during the optionee’s lifetime only by the optionee.

      Transfer of Control. The 1997 Plan defines a “Transfer of Control” of the Company as any of the following events upon which the stockholders of the Company immediately before the event do not retain immediately after the event, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the event, direct or indirect beneficial ownership of a majority of the total combined voting power of the voting securities of the Company, its successor or the corporation to which the assets of the Company were transferred: (i) a direct or indirect sale or exchange by the stockholders in a single or series of related transactions of more than 50% of the Company’s voting stock; (ii) a merger or consolidation in which the Company is a party; (iii) the sale, exchange or transfer of all or substantially all of the assets of the Company, or (iv) a liquidation or dissolution of the Company. If a Transfer of Control occurs, the surviving, continuing, successor or purchasing corporation or other business entity or parent thereof may, without the consent of any optionee, either assume the Company’s rights and obligations under outstanding options or substitute substantially equivalent options for such corporation’s stock. Options that are not assumed, replaced or exercised prior to a Transfer of Control will terminate.

      Termination or Amendment. The 1997 Plan will continue in effect until the earlier of its termination by the Board or the date on which all shares available for issuance under the 1997 Plan have been issued and all restrictions on such shares under the terms of the 1997 Plan and the agreements evidencing options granted under the plan have lapsed, provided that all incentive stock options must be granted within 10 years following the date on which the Board adopted the 1997 Plan. The Board may terminate or amend the 1997 Plan at any time. However, without stockholder approval, the Board may not amend the 1997 Plan to increase the total number of shares of Common Stock issuable thereunder, change the class of persons eligible to receive incentive stock options, or effect any other change that would require stockholder approval under any applicable law. No termination or amendment may affect an outstanding option unless expressly provided by the Board, nor, in any event, may it adversely affect an outstanding option without the consent of the optionee, unless the amendment is necessary to comply with any applicable law.

Summary of U.S. Federal Income Tax Consequences

      The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the 1997 Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

      Incentive Stock Options. An optionee recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option. Optionees who neither dispose of their shares within two years following the date the option was granted nor within one year following the exercise of the option will normally recognize a capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. In such event, we will not be entitled to any corresponding deduction for federal income tax purposes. In the event of the optionee’s disposition of shares before both of these holding periods have been satisfied (a “disqualifying disposition”), the optionee will recognize ordinary income equal to the spread between the option exercise price and the fair market value of the shares on the date of exercise, but in most cases not to exceed the gain realized on the sale, if lower. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code.

      In general, the difference between the option exercise price and the fair market value of the shares on the date when an incentive stock option is exercised, or at such later time as the shares vest, is treated as an adjustment in computing income that may be subject to the alternative minimum tax, which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

      Nonstatutory Stock Options. Options not designated or qualifying as incentive stock options are nonstatutory stock options having no special tax status. An optionee generally recognizes no taxable income upon receipt of such an option. Upon exercising a nonstatutory stock option, the optionee normally recognizes ordinary income equal to the difference between the exercise price paid and the fair market value of the shares on the date when the option is exercised or such later date as the shares vest (the later of such dates being referred to as the “determination date”). If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the determination date is after the exercise date, the optionee may elect, pursuant to Section 83(b) of the Internal Revenue Code, to treat the exercise date as the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date the option is exercised. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the determination date, will be taxed as capital gain or loss. The Company generally should be entitled to a tax deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory stock option, except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code.

Options Granted to Certain Persons

      The aggregate numbers of shares of Common Stock subject to options granted to certain persons under the 1997 Plan as of December 31, 2002 and since its inception are as follows: (i) Victor Viegas, President, Chief Executive Officer and Chief Financial Officer, 748,500 shares; (ii) Dean Chang, Ph.D., Chief Technology Officer, Vice President Technology Adoption and Partner Services, 119,554 shares; (iii) Joseph DiNucci, Senior Vice President Sales and Marketing (as of October 2002), 500,000 shares; (iv) Richard Stacey, Vice President and General Manager, Immersion Medical, Inc., 83,700 shares; (v) Robert O’Malley, Former Chairman and Chief Executive Officer, 90,000 shares; (vi) J. Stuart Mitchell, Former Executive Vice President, Business Groups, 470,826 shares: (vii) Rodney Hilton, Former President, Immersion Medical, Inc., 0 shares; (viii) all current executive officers as a group, an aggregate of 1,451,754 shares; (ix) all current directors who are not executive officers as a group, an aggregate of 351,403 shares; and (x) all employees, including current officers who are not executive officers, as a group, an aggregate of 2,836,824 shares. Since its inception, no options have been granted under the 1997 Plan to any other nominee for election as a director, or any associate of any such director, nominee or executive officer, and no other person has been granted five percent or more of the total amount of options granted under the 1997 Plan.

Vote Required

      The affirmative vote of at least a majority of the shares of Common Stock present in person or by proxy at the 2003 Annual Meeting and entitled to vote is required for approval of this proposal. Abstentions will have the same effect as votes against the proposal. Broker non-votes will have no effect on the outcome of this vote.

THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND

RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL 3.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers, directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the “SEC”). These persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by such person.

      Based solely on the Company’s review of the forms furnished to it and written representations from certain reporting persons, the Company believes that all filing requirements applicable to its executive officers, directors and persons who beneficially own more than 10% of the Company’s common stock were complied with in the fiscal year ended December 31, 2002, except that Steven Blank, John C. Hodgman, Stuart J. Mitchell, Jonathan Rubinstein, Jack L. Saltich and Richard Stacey each filed one late report covering one transaction.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth as of April 1, 2003, certain information with respect to shares beneficially owned by (i) each person who is known by the Company to be the beneficial owner of more than 5% of the Company’s outstanding shares of Common Stock, (ii) each of the Company’s directors, and the executive officers named in the Summary Compensation Table and (iii) all current directors and executive officers as a group. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within 60 days of the date as of which the information is provided; in computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.

		Shares
		Subject to
	Amount and	Options
	Nature of	Included in
	Beneficial	Beneficial	Percent of
Beneficial Owner	Ownership(1)(2)	Ownership(3)	Class(4)

Jundt Associates, Inc.(5)	1,530,500	—	7.6
1550 Utica Avenue South, Suite 950
Minneapolis, Minnesota 55416
Mazama Capital Management Inc.(6)	4,616,550	—	22.9
One SW Columbia, Suite 1860
Portland, Oregon 97258
Cybernet Systems Corporation(7)	1,116,110	311,502	5.5
727 Airport Boulevard
Ann Arbor, Michigan 48108-1639
Louis Rosenberg, Ph.D.(8)	1,310,586	103,183	6.5
5002 Felter Road
San Jose, CA 95132
Executive Officers and Directors
Victor Viegas	625,965	618,596	3.0
Dean Chang, Ph.D.	141,712	141,711	*
Richard Stacey	61,329	60,929	*
Robert O’Malley	555,180	534,789	2.7
J. Stuart Mitchell	495,509	474,842	2.4
Rodney Hilton	45,949 (9)	8,384	*
Steven Blank	167,928	72,194	*
John Hodgman	12,500	12,500	*
Jonathan Rubinstein	73,730	61,660	*
Jack Saltich	12,500	12,500	*

Shares
Subject to
	Amount and	Options
	Nature of	Included in
	Beneficial	Beneficial	Percent of
Beneficial Owner	Ownership(1)(2)	Ownership(3)	Class(4)

Robert Van Naarden	—	—	*
All current executive officers and directors as a group (9 persons)	1,093,662	980,090	5.2

*	Less than 1% of the outstanding shares of Common Stock.

(1)	Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock. To the Company’s knowledge, the entities named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Except as otherwise indicated, the address of each of the persons in this table is as follows: c/o Immersion Corporation, 801 Fox Lane, San Jose, California 95131.

(2)	The number of shares of Common Stock deemed outstanding includes shares issuable pursuant to stock options that may be exercised within 60 days after April 1, 2003 held by the person whose percentage of outstanding stock is calculated.

(3)	Only shares subject to option and exercisable within 60 days of April 1, 2003 are included for purposes of determining beneficial ownership.

(4)	Based on 20,147,196 shares of Common Stock deemed outstanding as of April 1, 2003.

(5)	Based solely on information reported on Schedule 13G filed by Jundt Associates, Inc. with the Securities and Exchange Commission on February 11, 2003.

(6)	Based solely on information reported on Schedule 13G filed by Mazama Capital Management Inc. with the Securities and Exchange Commission on September 11, 2002.

(7)	Based solely on information reported on Schedule 13G filed by Cybernet Systems Corporation with the Securities and Exchange Commission on February 14, 2003.

(8)	Represents shares of the Company’s Common Stock beneficially owned by Dr. Rosenberg as of February 10, 2003, as reported to the Company by Dr. Rosenberg. Includes 6,600 shares held of record by Mr. Rosenberg’s wife and trust for minor child, 370,180 shares held of record by Mr. Rosenberg’s wife under the Sherstin L. Rosenberg Revocable Trust 2002 of which she is the sole trustee and 830,623 shares held of record by the Rosenberg 2001 Revocable Trust, a family trust in which Dr. Rosenberg is the trustee.

(9)	Represents shares of the Company’s Common Stock beneficially owned by Mr. Hilton as of April 17, 2003, as reported to the Company by Mr. Hilton.

STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

      Stockholders who intend to have a proposal considered for inclusion in the Company’s proxy materials for presentation at the 2004 Annual Meeting of Stockholders or who intend to present a proposal without inclusion of such proposal in the Company’s proxy materials must submit the proposal to the Company no later than December 31, 2003. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

      It is important that your stock be represented at the meeting, regardless of the number of shares that you hold. You are, therefore, urged to execute and return, at your earliest convenience, the accompanying Proxy Card in the enclosed envelope.

OTHER MATTERS

      The Board knows of no other matters to be presented for stockholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments or postponements thereof, the Board intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS,

VICTOR VIEGAS
President, Chief Executive Officer, Chief Financial
Officer and Director

San Jose, California

April 29, 2003

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING.

THANK YOU FOR YOUR ATTENTION TO THIS MATTER. YOUR PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING.

APPENDIX A

IMMERSION CORPORATION

AMENDED 1997 STOCK OPTION PLAN

1.     Establishment, Purpose and Term of Plan

1.1.	Establishment. The Immersion Corporation 1997 Stock Option Plan (the “Plan”) was established effective as of June 2, 1997. On August 30, 1999, the Plan was amended and retitled the “Amended 1997 Stock Option Plan”, effective as of the date the Company first registers its Stock under Section 12 of the Exchange Act.

1.2.	Purpose. The purpose of the Plan is to advance the interests of the Participating Company Group and its stockholders by providing an incentive to attract, retain and reward persons performing services for the Participating Company Group and by motivating such persons to contribute to the growth and profitability of the Participating Company Group.

1.3.	Term of Plan. The Plan shall continue in effect until the earlier of its termination by the Board or the date on which all of the shares of Stock available for issuance under the Plan have been issued and all restrictions on such shares under the terms of the Plan and the agreements evidencing Options granted under the Plan have lapsed. However, all Incentive Stock Options shall be granted, if at all, within ten (10) years from June 2, 1997.

2.     Definitions and Construction

2.1.	Definitions. Whenever used herein, the following terms shall have their respective meanings set forth below:

(a)	“Board” means the Board of Directors of the Company. If one or more Committees have been appointed by the Board to administer the Plan, “Board” also means such Committee(s).

(b)	“Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.

(c)	“Committee” means the Compensation Committee or other committee of the Board duly appointed to administer the Plan and having such powers as shall be specified by the Board. Unless the powers of the Committee have been specifically limited, the Committee shall have all of the powers of the Board granted herein, including, without limitation, the power to amend or terminate the Plan at any time, subject to the terms of the Plan and any applicable limitations imposed by law.

(d)	“Company” means Immersion Corporation, a Delaware corporation, or any successor corporation thereto.

(e)	“Consultant” means any person, including an advisor, engaged by a Participating Company to render services other than as an Employee or a Director.

(f)	“Director” means a member of the Board or of the board of directors of any other Participating Company.

(g)	“Employee” means any person treated as an employee (including an officer or a Director who is also treated as an employee) in the records of a Participating Company; provided, however, that neither service as a Director nor payment of a director’s fee shall be sufficient to constitute employment for purposes of the Plan.

(h)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(i)	“Fair Market Value” means, as of any date, the value of a share of Stock or other property as determined by the Board, in its sole discretion, or by the Company, in its sole discretion, if such determination is expressly allocated to the Company herein, subject to the following:

(i)	If, on such date, there is a public market for the Stock, the Fair Market Value of a share of Stock shall be the closing sale price of a share of Stock (or the mean of the closing bid and asked prices of a share of Stock if the Stock is so quoted instead) as quoted on the Nasdaq National Market, the Nasdaq Small-Cap Market or such other national or regional securities exchange or market system constituting the primary market for the Stock, as reported in the Wall Street Journal or such other source as the Company deems reliable. If the relevant date does not fall on a day on which the Stock has traded on such securities exchange or market system, the date on which the Fair Market Value shall be established shall be the last day on which the Stock was so traded prior to the relevant date, or such other appropriate day as shall be determined by the Board, in its sole discretion.

(ii)	If, on such date, there is no public market for the Stock, the Fair Market Value of a share of Stock shall be as determined by the Board without regard to any restriction other than a restriction which, by its terms, will never lapse.

(j)	“Incentive Stock Option” means an Option intended to be (as set forth in the Option Agreement) and which qualifies as an incentive stock option within the meaning of Section

422(b) of the Code.

(k)	“Insider” means an officer or a Director of the Company or any other person whose transactions in Stock are subject to Section 16 of the Exchange Act.

(l)	“Nonstatutory Stock Option” means an Option not intended to be (as set forth in the Option Agreement) or which does not qualify as an Incentive Stock Option.

(m)	“Option” means a right to purchase Stock (subject to adjustment as provided in Section 4.2) pursuant to the terms and conditions of the Plan. An Option may be either an Incentive Stock Option or a Nonstatutory Stock Option.

(n)	“Option Agreement” means a written agreement between the Company and an Optionee setting forth the terms, conditions and restrictions of the Option granted to the Optionee and any shares acquired upon the exercise thereof.

(o)	“Optionee” means a person who has been granted one or more Options.

(p)	“Parent Corporation” means any present or future “parent corporation” of the Company, as defined in Section 424(e) of the Code.

(q)	“Participating Company” means the Company or any Parent Corporation or Subsidiary Corporation.

(r)	“Participating Company Group” means, at any point in time, all corporations collectively which are then Participating Companies.

(s)	“Rule 16b-3” means Rule 16b-3 under the Exchange Act, as amended from time to time, or any successor rule or regulation.

(t)	“Section 162(m)” means Section 162(m) of the Code and the regulation promulgated thereunder.

(u)	“Stock” means the common stock, without par value, of the Company, as adjusted from time to time in accordance with Section 4.2.

(v)	“Subsidiary Corporation” means any present or future “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code.

(w)	“Ten Percent Owner Optionee” means an Optionee who, at the time an Option is granted to the Optionee, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of a Participating Company within the meaning of Section 422(b)(6) of the Code.

2.2	Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

      3.       Administration

3.1.	Administration by the Board. The Plan shall be administered by the Board. All questions of interpretation of the Plan or of any Option shall be determined by the Board, and such determinations shall be final and binding upon all persons having an interest in the Plan or such Option. Any officer of a Participating Company shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, determination or election which is the responsibility of or which is allocated to the Company herein, provided the officer has apparent authority with respect to such matter, right, obligation, determination or election.

3.2.	Administration with Respect to Insiders. With respect to participation by Insiders in the Plan, at any time that any class of equity security of the Company is registered pursuant to Section 12 of the Exchange Act, the Plan shall be administered in compliance with the requirements, if any, of Rule 16b-3.

3.3.	Powers of the Board. In addition to any other powers set forth in the Plan and subject to the provisions of the Plan, the Board shall have the full and final power and authority, in its sole discretion:

(a)	to determine the persons to whom, and the time or times at which, Options shall be granted and the number of shares of Stock to be subject to each Option;

(b)	to designate Options as Incentive Stock Options or Nonstatutory Stock Options;

(c)	to determine the Fair Market Value of shares of Stock or other property;

(d)	to determine the terms, conditions and restrictions applicable to each Option (which need not be identical) and any shares acquired upon the exercise thereof, including, without limitation, (i) the exercise price of the Option, (ii) the method of payment for shares purchased upon the exercise of the Option, (iii) the method for satisfaction of any tax withholding obligation arising in connection with the Option or such shares, including by the withholding or delivery of shares of stock, (iv) the timing, terms and conditions of the exercisability of the Option or the vesting of any shares acquired upon the exercise thereof, (v) the time of the expiration of the Option, (vi) the effect of the Optionee’s termination of employment or service with the Participating Company Group on any of the foregoing, and (vii) all other terms, conditions and restrictions applicable to the Option or such shares not inconsistent with the terms of the Plan;

(e)	to approve one or more forms of Option Agreement;

(f)	to amend, modify, extend, or renew, or grant a new Option in substitution for, any Option or to waive any restrictions or conditions applicable to any Option or any shares acquired upon the exercise thereof;

(g)	to amend the exercisability of any Option or the vesting of any shares acquired upon the exercise thereof, including with respect to the period following an Optionee’s termination of employment or service with the Participating Company Group;

(h)	to prescribe, amend or rescind rules, guidelines and policies relating to the Plan, or to adopt supplements to, or alternative versions of, the Plan, including, without limitation, as the Board deems necessary or desirable to comply with the laws of, or to accommodate the tax policy or custom of, foreign jurisdictions whose citizens may be granted Options; and

(i)	to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Option Agreement and to make all other determinations and take such other actions with respect to the Plan or any Option as the Board may deem advisable to the extent consistent with the Plan and applicable law.

3.4.	Committee Complying with Section 162(m). If a Participating Company is a “publicly held corporation” within the meaning of Section 162(m), the Board may establish a Committee of “outside directors” within the meaning of Section 162(m) to approve the grant of any Option which might reasonably be anticipated to result in the payment of employee remuneration that would otherwise exceed the limit on employee remuneration deductible for income tax purposes pursuant to Section 162(m).

4. Shares Subject to Plan

4.1.	Maximum Number of Shares Issuable. Subject to adjustment as provided by Section 4.2, the maximum aggregate number of shares of stock that may be issued under the Plan shall be five million one hundred and sixty-six thousand seven hundred and ninety-three (5,166,793) and shall consist of authorized but unissued or reacquired shares of Stock or any combination thereof (the “Share Reserve”). The Share Reserve will automatically be increased on the first day of each fiscal year of the Company beginning on or after January 1, 2001 by a number of shares equal to five percent (5%) of the number of shares of Stock issued and outstanding on the last day of the preceding fiscal year. In addition, except as adjusted pursuant to Section 4.2, in no event shall more than five million one hundred and sixty-six thousand seven hundred and ninety-three (5,166,793) shares of Stock be cumulatively available for issuance pursuant to the exercise of Incentive Stock Options (the “ISO Share Issuance Limit”). If an outstanding Option for any reason expires or is terminated or canceled or shares of Stock acquired, subject to repurchase, upon the exercise of an Option are repurchased by the Company, the shares of Stock allocable to the unexercised portion of such Option, or such repurchased shares of Stock, shall again be available for issuance under the Plan.

4.2.	Adjustments for Changes in Capital Structure. In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in the capital structure of the Company, appropriate adjustments shall be made in the number and class of shares subject to the Plan, in the ISO Share Issuance Limit set forth in Section 4.1, the Section 162(m) Grant Limit set forth in Section 5.4 and to any outstanding Options and in the exercise price per share of any outstanding Options. If a majority of the shares which are of the same class as the shares that are subject to outstanding Options are exchanged for, converted into, or otherwise become (whether or not pursuant to an Ownership Change Event, as defined in Section 8.1) shares of another corporation (the “New Shares”), the Board may unilaterally amend the outstanding Options to provide that such Options are exercisable for New Shares. In the event of any such amendment, the number of shares subject to, and the exercise price per share of, the outstanding Options shall be adjusted in a fair and equitable manner as determined by the Board, in its sole discretion. Notwithstanding the foregoing, any fractional share resulting from an adjustment pursuant to this Section 4.2 shall be rounded up or down to the nearest whole number, as determined by the Board, and in no event may the exercise price of any Option be decreased to an amount less than the par value, if any, of the stock subject to the Option. The adjustments determined by the Board pursuant to this Section 4.2 shall be final, binding and conclusive.

5. Eligibility and Option Limitations

5.1.	Persons Eligible for Options. Options may be granted only to Employees, Consultants, and Directors. For purposes of the foregoing sentence, “Employees,” “Consultants” and “Directors”

shall include prospective Employees, prospective Consultants and prospective Directors to whom Options are granted in connection with written offers of employment or other service relationship with the Participating Company Group. Eligible persons may be granted more than one (1) Option.

5.2.	Option Grant Restrictions. Any person who is not an Employee on the effective date of the grant of an Option to such person may be granted only a Nonstatutory Stock Option. An Incentive Stock Option granted to a prospective Employee upon the condition that such person become an Employee shall be deemed granted effective on the date such person commences service with a Participating Company, with an exercise price determined as of such date in accordance with Section 6.1.

5.3.	Fair Market Value Limitation. To the extent that options designated as Incentive Stock Options (granted under all stock option plans of the Participating Company Group, including the Plan) become exercisable by an Optionee for the first time during any calendar year for stock having an aggregate Fair Market Value greater than One Hundred Thousand Dollars ($100,000), the portion of such options which exceeds such amount shall be treated as Nonstatutory Stock Options. For purposes of this Section 5.3, options designated as Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of stock shall be determined as of the time the option with respect to such stock is granted. If the Code is amended to provide for a different limitation from that set forth in this Section 5.3, such different limitation shall be deemed incorporated herein effective as of the date and with respect to such Options as required or permitted by such amendment to the Code. If an Option is treated as an Incentive Stock Option in part and as a Nonstatutory Stock Option in part by reason of the limitation set forth in this Section 5.3, the Optionee may designate which portion of such Option the Optionee is exercising. In the absence of such designation, the Optionee shall be deemed to have exercised the Incentive Stock Option portion of the Option first. Separate certificates representing each such portion shall be issued upon the exercise of the Option.

5.4.	Section 162(m) Grant Limit. Subject to adjustment as provided in Section 4.2, at any such time as a Participating Company is a “publicly held corporation” within the meaning of Section 162(m), no Employee shall be granted one or more Options within any fiscal year of the Company which in the aggregate are for the purchase of more than one million five hundred thousand (1,500,000) shares of Stock (the “Section 162(m) Grant Limit”). An Option which is canceled in the same fiscal year of the Company in which it was granted shall continue to be counted against the Section 162(m) Grant Limit for such period.

6.     Terms and Conditions of Options

      Options shall be evidenced by Option Agreements specifying the number of shares of Stock covered thereby, in such form as the Board shall from time to time establish. Option Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

6.1.	Exercise Price. The exercise price for each Option shall be established in the sole discretion of the Board; provided, however, that (a) the exercise price per share for an Incentive Stock Option shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the Option, (b) the exercise price per share for a Nonstatutory Stock Option shall be not less than eighty-five percent (85%) of the Fair Market Value of a share of Stock on the effective date of grant of the Option, and (c) no Incentive Stock Option granted to a Ten Percent Owner Optionee shall have an exercise price per share less than one hundred ten percent (110%) of the Fair Market Value of a share of Stock on the effective date of grant of the Option. Notwithstanding the foregoing, an Option (whether an Incentive Stock Option or a Nonstatutory Stock Option) may be granted with an exercise price lower than the minimum exercise price set forth above if such

Option is granted pursuant to an assumption or substitution for another option in a manner qualifying under the provisions of Section 424(a) of the Code.

6.2.	Exercise Period. Options shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria, and restrictions as shall be determined by the Board and set forth in the Option Agreement evidencing such Option; provided, however, that (a) no Option shall be exercisable after the expiration of ten (10) years after the effective date of grant of such Option, (b) no Incentive Stock Option granted to a Ten Percent Owner Optionee shall be exercisable after the expiration of five (5) years after the effective date of grant of such Option, and (c) no Option granted to a prospective Employee, prospective Consultant or prospective Director may become exercisable prior to the date on which such person commences service with a Participating Company.

6.3.	Payment of Exercise Price.

(a)	Forms of Consideration Authorized. Except as otherwise provided below, payment of the exercise price for the number of shares of Stock being purchased pursuant to any Option shall be made (i) in cash, by check, or cash equivalent, (ii) by tender to the Company of shares of Stock owned by the Optionee having a Fair Market Value (as determined by the Company without regard to any restrictions on transferability applicable to such stock by reason of federal or state securities laws or agreements with an underwriter for the Company) not less than the exercise price, (iii) by the assignment of the proceeds of a sale or loan with respect to some or all of the shares being acquired upon the exercise of the Option (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System) (a “Cashless Exercise”), (iv) by the Optionee’s recourse promissory note in a form approved by the Company, (v) by such other consideration as may be approved by the Board from time to time to the extent permitted by applicable law, or (vi) by any combination thereof. The Board may at any time or from time to time, by adoption of or by amendment to the standard forms of Option Agreement described in Section 7, or by other means, grant Options which do not permit all of the foregoing forms of consideration to be used in payment of the exercise price or which otherwise restrict one or more forms of consideration.

(b)	Tender of Stock. Notwithstanding the foregoing, an Option may not be exercised by tender to the Company of shares of Stock to the extent such tender of Stock would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock. Unless otherwise provided by the Board, an Option may not be exercised by tender to the Company of shares of Stock unless such shares either have been owned by the Optionee for more than six (6) months or were not acquired, directly or indirectly, from the Company.

(c)	Cashless Exercise. The Company reserves, at any and all times, the right, in the Company’s sole and absolute discretion, to establish, decline to approve or terminate any program or procedures for the exercise of Options by means of a Cashless Exercise.

(d)	Payment by Promissory Note. No promissory note shall be permitted if the exercise of an Option using a promissory note would be a violation of any law. Any permitted promissory note shall be on such terms as the Board shall determine at the time the Option is granted. The Board shall have the authority to permit or require the Optionee to secure any promissory note used to exercise an Option with the shares of Stock acquired upon the exercise of the Option or with other collateral acceptable to the Company. Unless otherwise provided by the Board, if the Company at any time is subject to the regulations promulgated by the Board of Governors of the Federal Reserve System or any other governmental entity affecting the extension of credit in connection with the Company’s securities, any promissory note shall comply with such applicable regulations, and the Optionee shall pay the unpaid principal and accrued interest, if any, to the extent necessary to comply with such applicable regulations.

6.4.	Tax Withholding. The Company shall have the right, but not the obligation, to deduct from the shares of Stock issuable upon the exercise of an Option, or to accept from the Optionee the tender of, a number of whole shares of Stock having a Fair Market Value, as determined by the Company, equal to all or any part of the federal, state, local and foreign taxes, if any, required by law to be withheld by the Participating Company Group with respect to such Option or the shares acquired upon the exercise thereof. Alternatively or in addition, in its sole discretion, the Company shall have the right to require the Optionee, through payroll withholding, cash payment or otherwise, including by means of a Cashless Exercise, to make adequate provision for any such tax withholding obligations of the Participating Company Group arising in connection with the Option or the shares acquired upon the exercise thereof. The Company shall have no obligation to deliver shares of Stock or to release shares of Stock from an escrow established pursuant to the Option Agreement until the Participating Company Group’s tax withholding obligations have been satisfied by the Optionee.

7.	Standard Forms of Option Agreement

7.1.	General. Unless otherwise provided by the Board at the time the Option is granted, an Option shall comply with and be subject to the terms and conditions set forth in the standard form of Option Agreement adopted by the Board concurrently with its adoption of the Plan and as amended from time to time.

7.2.	Standard Term of Options. Except as otherwise provided in Section 6.2 or by the Board in the grant of an Option, any Option granted hereunder shall have a term of ten (10) years from the effective date of grant of the Option.

7.3.	Authority to Vary Terms. The Board shall have the authority from time to time to vary the terms of the standard form of Option Agreement described in this Section 7 either in connection with the grant or amendment of an individual Option or in connection with the authorization of a new standard form or forms; provided, however, that the terms and conditions of any such new, revised or amended standard form or forms of Option Agreement are not inconsistent with the terms of the Plan.

8.	Transfer of Control

8.1.	Definitions.

(a)	An “Ownership Change Event” shall be deemed to have occurred if any of the following occurs with respect to the Company:

(i)	the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company;

(ii)	a merger or consolidation in which the Company is a party;

(iii)	the sale, exchange, or transfer of all or substantially all of the assets of the Company; or

(iv)	a liquidation or dissolution of the Company.

(b)	A “Transfer of Control” shall mean an Ownership Change Event or a series of related Ownership Change Events (collectively, the “Transaction”) wherein the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting stock of the Company or the corporation or corporations to which the assets of the Company were transferred (the “Transferee Corporation(s)”), as the case may be. For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting stock of one or more corporations which, as a result of the Transaction, own the Company or the Transferee Corporation(s), as the case may be, either directly or through one or more subsidiary corporations. The Board shall have the right to determine whether multiple sales or exchanges of the voting stock of the Company or multiple Ownership Change Events are related, and its determination shall be final, binding and conclusive.

8.2.	Effect of Transfer of Control on Options. In the event of a Transfer of Control, the surviving, continuing, successor, or purchasing corporation or parent corporation thereof, as the case may be (the “Acquiring Corporation”), may either assume the Company’s rights and obligations under outstanding Options or substitute for outstanding Options substantially equivalent options for the Acquiring Corporation’s stock. For purposes of this Section 8.2, an Option shall be deemed assumed if, following the Transfer of Control, the Option confers the right to purchase in accordance with its terms and conditions, for each share of Stock subject to the Option immediately prior to the Transfer of Control, the consideration (whether stock, cash or other securities or property) to which a holder of a share of Stock on the effective date of the Transfer of Control was entitled. Any Options which are neither assumed or substituted for by the Acquiring Corporation in connection with the Transfer of Control nor exercised as of the date of the Transfer of Control shall terminate and cease to be outstanding effective as of the date of the Transfer of Control. Notwithstanding the foregoing, shares acquired upon exercise of an Option prior to the Transfer of Control and any consideration received pursuant to the Transfer of Control with respect to such shares shall continue to be subject to all applicable provisions of the Option Agreement evidencing such Option except as otherwise provided in such Option Agreement. Furthermore, notwithstanding the foregoing, if the corporation the stock of which is subject to the outstanding Options immediately prior to an Ownership Change Event described in Section 8.1(a)(i) constituting a Transfer of Control is the surviving or continuing corporation and immediately after such Ownership Change Event less than fifty percent (50%) of the total combined voting power of its voting stock is held by another corporation or by other corporations that are members of an affiliated group within the meaning of Section 1504(a) of the Code without regard to the provisions of Section 1504(b) of the Code, the outstanding Options shall not terminate unless the Board otherwise provides in its sole discretion.

9.     Nontransferability of Options

      During the lifetime of the Optionee, an Option shall be exercisable only by the Optionee or the Optionee’s guardian or legal representative. No Option shall be assignable or transferable by the Optionee, except by will or by the laws of descent and distribution.

10.     Indemnification

      In addition to such other rights of indemnification as they may have as members of the Board or officers or employees of the Participating Company Group, members of the Board and any officers or employees of the Participating Company Group to whom authority to act for the Board or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.

11.     Termination or Amendment of Plan

      The Board may terminate or amend the Plan at any time. However, subject to changes in applicable law, regulations or rules that would permit otherwise, without the approval of the Company’s stockholders there shall be (a) no increase in the maximum aggregate number of shares of Stock that may be issued under the Plan (except by operation of the provisions of Section 4.2), (b) no change in the class of persons eligible to receive Incentive Stock Options, and (c) no other amendment of the Plan that would require approval of the Company’s stockholders under any applicable law, regulation or rule. In any event, no termination or amendment of the Plan may adversely affect any then outstanding Option or any unexercised portion thereof, without the consent of the Optionee, unless such termination or amendment is required to enable an Option designated as an Incentive Stock Option to qualify as an Incentive Stock Option or is necessary to comply with any applicable law, regulation or rule.

12.     Stockholder Approval

      The Plan or any increase in the maximum number of shares of Stock issuable thereunder as provided in Section 4.1 (the “Maximum Shares”) shall be approved by the stockholders of the Company within twelve (12) months of the date of adoption thereof by the Board. Options granted prior to stockholder approval of the Plan or in excess of the Maximum Shares previously approved by the stockholders shall become exercisable no earlier than the date of stockholder approval of the Plan or such increase in the Maximum Shares, as the case may be.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF IMMERSION CORPORATION IN CONJUNCTION WITH THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 3, 2003

     The undersigned stockholder of IMMERSION CORPORATION, a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 29, 2003, and hereby appoints Victor Viegas and Mary Beth Baust, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of IMMERSION CORPORATION to be held on Tuesday, June 3, 2003, at 9:30 a.m., local time, at the Silicon Valley Convention Center, 2161 North First Street, San Jose, California 95131, and for any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below. Under Delaware law and the Company’s By-laws, no business shall be transacted at an annual meeting other than the matters stated in the accompanying Notice of Meeting, which matters are set forth below. However, should any other matter or matters properly come before the Annual Meeting, or any adjournment or adjournments thereof, it is the intention of the proxy holders named above to vote the shares they represent upon such other matter or matters in their discretion.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR APPROVAL OF THE PROPOSALS TO ELECT THREE DIRECTORS, FOR PROPOSAL 2 AND FOR PROPOSAL 3 AND IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3.

1.	Proposal to elect as directors Steven Blank, Jack Saltich and Victor Viegas to serve for a three-year term as Class I directors.

For All Nominees	Withhold From All Nominees
☐	☐

☐
For all nominees except as noted above

2.	Proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent public accountants for the year ending December 31, 2003.

For	Against	Abstain
☐	☐	☐

3.	Proposal to approve an amendment to the 1997 Stock Option Plan in order to preserve the Company’s ability to deduct in full certain plan-related compensation under Section 162(m) of the Internal Revenue Code.

For	Against	Abstain
☐	☐	☐

(This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, all such stockholders should sign.)

Signature(s):

Dated: , 2003 (Be sure to date Proxy.)

     Please mark, sign, date and return the proxy card promptly, using the enclosed return-addressed and postage-paid envelope.